December 2, 2019
Jeff Loebbaka

Re:    Severance Agreement and Release
Dear Jeff:
Consistent with our recent discussions to mutually terminate your role as the Executive Vice President, Global Sales and to transition your responsibilities to another executive as the Chief Executive Officer shall designate, this letter agreement (“Letter Agreement”) confirms that your employment with Plantronics, Inc. and its affiliates (also branded as “Poly”) (collectively, the “Company”) is being terminated based on our mutual agreement. We hope that the information contained in this Letter Agreement will help you to transition to other opportunities.
This Letter Agreement summarizes the terms of your separation from the Company and release between you and the Company. The purpose of this Letter Agreement is to establish an amicable arrangement for ending your employment relationship, for you to release the Company of any claims and to resolve any disputes you may have with the Company regarding your employment or separation from that employment, and to permit you to receive severance pay and related benefits to the extent specified below. With these understandings, and in exchange for the promises of you and the Company as set forth below, you and the Company agree as follows:
Terms Related To Employment Separation
1.Employment Status: Your employment will end on December 2, 2019 (“Separation Date”). On the Separation Date you will be paid all of your wages earned, but unpaid, through the Separation Date. During the time-period between the date of this Letter Agreement and the Separation Date (“Transition Period”), you will no longer be the Executive Vice President, Global Sales, you will continue to be registered in our systems as an “Employee,” and you will not be required to be on onsite at the Company’s headquarter(s) on a full-time basis, however during the Transition Period, you agree to perform transitional duties, as reasonably assigned by the Chief Executive Officer and/or as reasonably necessary to ensure an orderly transition of your responsibilities. You will also continue to receive your present base salary during the Transition Period, unless you are terminated for “Cause,” in which case payment of your base salary shall terminate as of the date of termination. You shall also continue to be eligible for all employee benefits and reimbursement of expenses until the Separation Date unless you are terminated for Cause or resign. For the purposes of this Agreement, termination for “Cause” shall have the same meaning as set forth in Section 6(a) of the Executive Severance Agreement entered into by and between you and the Company effective as of June 15, 2018 (“Severance Agreement”). Should you be terminated for Cause during the Transition Period, the Company will not be required to and shall not provide you with the Severance Benefits set forth in Section 8 of this Letter Agreement.
2.Reaffirmation of Prior Agreements: You reaffirm your commitment under any prior agreements you signed with the Company, including the Employee Patent, Secrecy and Invention Agreement (“EPSIA”)/Employee Confidential Information and Invention Assignment Agreement (“ECIIAA”), and any successor thereto (all prior agreements you entered into with the Company, including the Equity Agreements as defined below, are collectively referred to here as the “Company Agreements”). As part of this Letter Agreement, you will comply fully with the terms of the Company Agreements. You also confirm that you have not violated any Company Agreements.
3.Board, Officer, and/or Director Positions: You agree that you will resign as of the date of this Letter Agreement from all Company boards and/or Officer or Director positions, and pursuant to such resignation and this Letter Agreement confirms that your authority and responsibility for any Company “policymaking function” (as that term is used in Rule 16a-1 to the Rules and Regulations to the Securities Exchange Act of 1934) immediately ceases upon your resignation from these positions. In addition, any indemnification related to time served in those positions will remain for the time served in those positions prior to the Separation Date.
4.Company Property: You agree that other than with respect to your Company-provided cell phone, on or before the Separation Date, you will return to the Company all Company property and materials, including but not limited to (if applicable), computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, USB or other removable drives, hard drives, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). Other than your Company-provided cell phone, which you will be permitted to retain after the Company has been able to wipe it clean of any Company information, you agree that in the event that you discover any other Company Property in your possession after your Separation Date, you will immediately return such materials to the Company.
5.Proprietary Information: You also acknowledge that in your role with the Company, you may have had access to and received information which is confidential and proprietary to the Company (“Proprietary Information”). You agree to keep all such Proprietary Information strictly confidential, and not to share this information with subsequent employers, competitors or any other person. You agree the Company has no adequate remedy at law if you violate the terms of this confidentiality provision. In such event, the Company will have the right, in addition to any other right it may have, to seek injunctive relief to restrain any breach or threatened breach by you. You agree to defend, indemnify and hold the Company harmless from and against all claims, actions, damages, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any breach of your obligations under this provision. Nothing in this Letter Agreement is intended to discourage or restrict you from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding. If you believe that any employee or any third party has misappropriated or improperly used or disclosed Trade Secrets or Confidential Information, you should report such activity to EVP, Chief Human Resources Officer, 345 Encinal St., Santa Cruz, CA 95060. This Letter Agreement is in addition to and not in lieu of any obligations to protect the Company’s Proprietary Information pursuant to the Employee Handbook or other written policies of the Company. Nothing in this Letter Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
6.Final Pay: On or about the Separation Date, you will receive your final base pay (subject to applicable tax withholdings and other deductions) attributable to services performed but not yet paid through the Separation Date. You agree that you will submit to the Company all final requests for reimbursement of any business expenses you were required to incur in performing your job for the Company prior to your Separation Date in accordance with applicable Company policy. You understand and agree that all such reimbursements will be subject to the terms and conditions of the Company’s then current Travel and Expense Reimbursement policy and other applicable policies and procedures.
7.Benefits & Benefit Plan Participation: All employee benefits and participation in the Company’s benefits and group benefit plans will end on the Separation Date, except that your medical insurance benefits will continue through the end of the month in which you terminate employment, if permitted under the terms of the applicable health plan. Thereafter, you will have the right to continue participating in the Company’s group health plans under the federal law known as “COBRA,” provided that you timely elect COBRA continuation coverage and timely pay the full COBRA premium due following the period of time set forth in Section 8(d) below that the Company ceases payment of such premium. A notice of your rights under COBRA, COBRA premium information and COBRA election form(s) will be sent to your home address on file with the Company.
a.Equity: Your restricted stock, restricted stock units, performance stock units and any underlying shares of Plantronics, Inc. stock remain subject to the terms and conditions of the applicable agreement(s) signed by you and the terms and conditions of the Company’s 2003 Stock Plan (the “Equity Agreements”). The Company acknowledges that your “service” for all purposes under the Equity Agreements will continue uninterrupted until your Separation Date. Please see the Stock Closing Statement contained in your exit packet for a report regarding the status of your equity awards.
b.Stock Trading: You may continue to sell vested shares acquired through equity awards or the ESPP through your E*Trade account at www.etrade.com/stockplans. If you need phone assistance with your transaction, you may reach E*Trade at (800) 838-0908 or (650) 599‑0125. You will be required to obtain pre-clearance for three (3) months after your Separation Date. You may sell vested shares during open window periods as long as you are not in possession of material non-public information during the open window periods. You may not sell during our closed windows during this three (3) month time period. After the three (3) months expires, you may sell during any open or closed window period as long as you are not in possession of material non-public information.
Terms Related To Severance Benefits and Release Agreement
8.Severance Benefits: Excluding the pay and benefits set forth above, you are not otherwise entitled to receive any severance pay from the Company. However, in gratitude for your service and in exchange for, and in consideration of, your full execution and return of this Letter Agreement within twenty-one (21) days from the date of this Letter Agreement, and provided that you do not revoke the Letter Agreement under Section 11 below, the Company will pay or provide as follows (the “Severance Benefits”):
a.Severance Pay: The Company will pay you a lump-sum cash payment equal to twelve (12) months of your annual base salary, or $458,000, following your Separation Date, payable on the first regular payroll date following sixty (60) days after the Separation Date.
b.Bonus: The Company will pay you a lump-sum cash payment equal to $435,100, which is the amount of your annual target incentive bonus for the year in which the Separation Date occurs, payable on the first regular payroll date following sixty (60) days after the Separation Date.
c.Additional Cash Amount: The Company will pay you an additional lump-sum cash payment equal to $20,000, payable on the first regular payroll date following sixty (60) days after the Separation Date.
d.COBRA: If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the full amount of your premiums on your behalf for continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for twelve (12) months from the Separation Date (calculated from the first day of the month following your Separation Date) or until such earlier date on which you becomes eligible for health coverage from another employer.
e.Outplacement: The Company agrees to provide you standard outplacement services in a manner as determined by the Company for a twelve (12)-month period of time. This benefit must be initiated by you within three (3) months of signing this Letter Agreement. No cash payment will be made in lieu of such services.
Each of the Severance Benefits described above are, in all cases, subject to the terms and conditions of the Severance Agreement and will be subject to (i) any required tax withholdings, (ii) any garnishment, support or withholding orders required by law, and (iii) any debt obligation you owe to the Company as of the Separation Date. Subject to the release becoming effective, the amount of the cash Severance Benefits as set forth above will be paid to you as described above subject to the end of the Revocation Period.
9.Release: In exchange for the Severance Benefits and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree as follows:
a.You and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, and hold harmless the Company Releasees (“Company Releasees” defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, employee benefit plans, insurers, attorneys and/or agents, all both individually and in their official capacities), from any and all legally waivable actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all-encompassing and to act as a full and total release of any legally waivable claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date you signed this Letter Agreement, including, but not limited to, any legally waivable claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination including any claims or causes of action you have or may have relating to discrimination under federal, state or local statutes including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the California Labor Code, all as amended from time to time, any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.
b.You acknowledge that your execution of this Letter Agreement shall be effective as a bar to each and every claim specified in Section 9(a) of this Letter Agreement. Accordingly, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the California Civil Code (or analogous statute(s) from any other state) and expressly consent that this Letter Agreement shall be given full force and effect with respect to each and all of its express terms and provisions, including those related to unknown and/or unsuspected claims, if any, as well as those relating to any other claims specified in Section 9(a) of this Letter Agreement. Section 1542 provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”

You further represent that you understand and acknowledge the significance and consequence of such release as well as the specific waiver of Section 1542.
c.The release in this Section of this Letter Agreement does not include any claim which, as a matter of law, cannot be released by private agreement, or relates to indemnification protection under the Company’s Articles of Incorporation or Bylaws, pursuant to contract or applicable law. Further, as described in the following Section, this release does not prevent or prohibit you from filing a claim with a federal, state or local government agency that is responsible for enforcing a law on behalf of the government.
10.Government Agency Claims: Nothing in this Letter Agreement, including the release or the Nondisparagement or Confidentiality provisions below restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, the California Department of Fair Employment and Housing, or any other federal, state or local government agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the release resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Letter Agreement. This Letter Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. Sections 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

11.	Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:
As required by federal law, you are being informed that you have or may have specific rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:
a.in consideration for the Severance Benefits, which you are not otherwise entitled to receive, you specifically and voluntarily waive all rights and claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Letter Agreement was executed;
b.you are advised that you have twenty-one (21) days within which to consider the terms of this Letter Agreement and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Letter Agreement. The twenty-one (21)-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Letter Agreement;
c.you have carefully read and fully understand all of the provisions of this Letter Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Letter Agreement;
d.you have seven (7) days after you sign this Letter Agreement to revoke your acceptance of it (“Revocation Period”). If you choose to revoke it timely, the Letter Agreement will be null and void and the Letter Agreement shall not be valid or enforceable. To revoke, you must deliver a signed writing stating your intention to revoke the Letter Agreement and the writing must be delivered to EVP, Chief Human Resources Officer, 345 Encinal St., Santa Cruz, CA 95060, by or before the end of the Revocation Period; and
e.in entering into this Letter Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.
12.Nondisparagement: Except as described in Section 10, and not including any testimony given truthfully under oath or as required by any other legal proceeding, you agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company. Similarly, the Company agrees, and agrees to inform its executive officers and members of its Board of Directors that they are bound through the Company’s agreement in this regard (but only for so long as each officer or member is an employee or director of the Company), not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning you or your relationship with the Company.
13.Confidentiality: Except as described in Section 10 and disclosed in any regulatory filings the Company files with the Securities and Exchange Commission, you agree that you will not disclose to others the fact or terms of this Letter Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.
14.Cooperation: Except as described in Section 10, you agree to make yourself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or its subsidiaries, affiliates, partners, directors, officers, agents or employees that may be within your knowledge. Moreover, you agree to cooperate fully, to the extent reasonable in light of your then-existing professional and personal obligations, with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its subsidiaries, affiliates, partners, directors, officers, agents or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation necessary.
15.Non-Solicitation of Employees: You agree that for a period of twelve (12) months following your Separation Date, you shall not, either personally or in conjunction with others, solicit, interfere with, or endeavor to cause anyone employed by the Company whom you supervised, with whom you worked in providing service to customers, or about whom you received confidential information, in any such case within the last twelve (12) months preceding the termination of your employment with Company, to leave such employment. Nothing in this Section is meant to prohibit an employee of Company that is not a party to this Agreement from becoming employed by another person or entity.
16.No Filing of Claims: You represent and warrant that you do not presently have on file any claims, charges, grievances, actions, appeals or complaints against Company Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or arbitrator(s), public or private, based upon any actions occurring prior to the date of this Letter Agreement.
17.Tax Compliance: Notwithstanding anything to the contrary herein, the following provisions apply to the extent payments provided herein are subject to section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”). Payments that are payable upon your termination of employment, if any, shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of payments hereunder is a separate “payment” for purposes of Section 409A, and the benefits payable under this Letter Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the payments shall be delayed until the earlier of (a) six (6) months and one day after your separation from service, or (b) your death. Except to the minimum extent that payments must be delayed because you are a “specified employee,” all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices pursuant to the payment schedule set forth in this Letter Agreement. If and to the extent that reimbursements or other in-kind benefits under this Letter Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or other in-kind benefits shall be made or provided in accordance with the requirements of Section 409A. You will be solely responsible for any tax imposed under Section 409A and in no event will the Company have any liability with respect to any tax, interest or other penalty imposed under Section 409A.
18.Certain Covenants and Representations; Governing Law:
a.You acknowledge that you have carefully read and fully understand all of the provisions of this Letter Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Letter Agreement; and in entering into this Letter Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.
b.Except as explicitly provided herein, this Letter Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company. As such, the Company Agreements and the Equity Agreements referenced herein shall remain in full force and effect in accordance with their respective terms. This Letter Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the CEO of the Company and you.
c.If any provision of this Agreement, or part thereof, is, to any extent, held illegal, invalid, incapable of being enforced, void or voidable as against public policy, or otherwise, such provision, or part thereof, shall be excluded to the extent of such invalidity or unenforceability and all other provisions of this Agreement shall remain in full force and effect; and, to the extent permitted and possible, the invalid or unenforceable provision, or part thereof, shall be deemed replaced by a provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term. Moreover, if a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement, or part thereof, shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any claims arising out of this Letter Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of California and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of California, without giving effect to the principles of conflicts of laws of such state.
d.ARBITRATION: THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS LETTER AGREEMENT, THEIR INTERPRETATION AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION BEFORE JAMS PURSUANT TO THE THEN CURRENT EXPEDITED RULES OF JAMS UNDER ITS RULE FOR RESOLUTION OF EMPLOYMENT DISPUTES. THE RULES OF JAMS CAN BE FOUND AT www.jamsadr.org. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. HOWEVER, EITHER PARTY MAY BRING A CLAIM IN COURT FOR PRELIMINARY INJUNCTIVE RELIEF ONLY ARISING OUT OF A BREACH BY THE OTHER PARTY OF THE EMPLOYEE PATENT SECRECY AGREEMENT SIGNED BY YOU.

e.This Letter Agreement shall not be construed as an admission by you or the Company of any wrongful act, unlawful discrimination, or breach of contract.
f.You acknowledge that, together with damages and any other relief that may be appropriate, you will be subject to a permanent injunction and/or temporary restraining order for any violations of this Letter Agreement, including any violations of any Company Agreements. In the event that the Company prevails in any action brought by the Company to enforce any provision of this Agreement or any Company Agreements (including but not limited to an action for a permanent injunction or a temporary restraining order), you agree that you will pay the Company’s costs, including attorneys’ fees, in addition to any other damages or amounts that may be awarded.
g.You may not assign any of your rights or delegate any of your duties under this Letter Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.
h.The failure or any delay on the part of the Company to exercise any right, remedy, power or privilege under this Letter Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.
i.This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
If this Letter Agreement correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to EVP, Chief Human Resources Officer, 345 Encinal St., Santa Cruz, CA 95060 no later than twenty-one (21) days from the date of this Letter Agreement.

Plantronics, Inc.

By: /s/ Anja Hamilton
Name: Anja Hamilton
Title: EVP, Chief Human Resources Officer

I REPRESENT THAT I HAVE READ THE FOREGOING LETTER AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH LETTER AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME WITHOUT DURESS OR COERCION FROM ANY SOURCE. IN ENTERING INTO THIS LETTER AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Jeff Loebbaka
Jeff Loebbaka
Date: 12/6/2019